UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number  0-233-59

                       Anchor Glass Container Corporation
                       ----------------------------------
             (Exact name of registrant as specified in its charter)

                                One Anchor Plaza
                            4343 Anchor Plaza Parkway
                            Tampa, Florida 33634-7513
                                 (813) 884-0000
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.10 per share

              Series A 10% Cumulative Convertible Preferred Stock,
                            par value $0.10 per share
              ----------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       N/A
   ---------------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               |X| Rule 12g-4(a)(1)(i)  |_| Rule 12h-3(b)(1)(i)
               |_| Rule 12g-4(a)(1)(ii) |_| Rule 12h-3(b)(1)(ii)
               |_| Rule 12g-4(a)(2)(i)  |_| Rule 12h-3(b)(2)(i)
               |_| Rule 12g-4(a)(2)(ii) |_| Rule 12h-3(b)(2)(ii)
                                        |_| Rule 15d-6

     Approximate number of holders of record as of the certification or notice date:
                  Common Stock, par value $0.10 per share - 4

           Series A 10% Cumulative Convertible Preferred Stock - None



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     Pursuant to the requirements of the Securities Exchange Act of 1934, Anchor
Glass Container Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                 ANCHOR GLASS CONTAINER CORPORATION


Date:  November 12, 2002             By: /s/ Richard M. Deneau
                                     ---------------------------
                                         Richard M. Deneau
                                         President and
                                         Chief Executive Officer